Exhibit (m)(1)(A)

EIGHTH AMENDED AND RESTATED DISTRIBUTION PLAN

VOYA INVESTORS TRUST

SERVICE 2 CLASS SHARES

CLASS A SHARES

EFFECTIVE JULY 24, 2026

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Board of Trustees of Voya Investors Trust (the “Trust”). The Plan has been approved by a majority of the Trust’s Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “non-interested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan. This Plan shall apply to any class of any separate series (each a “Portfolio”, collectively the “Portfolios”) of the Trust listed on Schedule A, as such schedule may be revised from time to time.

Shares of the Portfolios may from time to time be offered to life insurance companies (each, a “Life Company”) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts or variable life policies (collectively referred to herein as “Variable Contracts”), as well as to qualified benefit plans and , in some instances to certain retail investors that meet the eligibility requirements for a Portfolio. The Trust has entered into a Distribution Agreement (“Distribution Agreement”) with Voya Investments Distributor, LLC (the “Distributor”).

Pursuant to the Distribution Agreement, the Distributor will serve as the distributor of the Trust’s shares and each Portfolio participating in this Plan may pay the Distributor for remittance to securities dealers (which may include the Distributor itself) and other financial institutions, plan administrators, as well as to a Life Company or any affiliate thereof (each, a “Recipient”) for various costs incurred or paid in connection with the indirect distribution of shares of that Portfolio.

Section 1. Annual Fee. The Trust, on behalf of a Portfolio, may make payments monthly to the Distributor for remittance to a Recipient, in order to pay or reimburse such Recipient for Eligible Expenses (as defined below) incurred or paid (as the case may be) by such Recipient, provided that no such payment shall be made with respect to any monthly period in excess of an amount determined for such period at the annual rate of the average daily net assets of such Portfolio attributable to a shareholder or Life Company’s Variable Contract owners during that monthly period as provided in Schedule A.

Section 2. Expenses Covered By the Plan. Expenses payable pursuant to this Plan (“Eligible Expenses”) may include, but are not necessarily limited to, costs: (a) of printing and mailing Trust prospectuses, statements of additional information, any supplements thereto and reports for prospective shareholders, including Variable Contract owners; (b) relating to the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within a Life Company, or for broker-dealer only use or retail use; (c) of holding seminars and sales meetings designed to promote the sale of Trust shares; (d) of obtaining information and providing explanations to shareholders, including Variable Contract owners regarding the Portfolio investment objectives and policies and other information about the Trust and the Portfolio, including the performance of the Portfolio; (e) of training sales personnel regarding the Trust; (f) of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Trust; and (g) of financing any other activity that the Trust’s Board of Trustees determines is primarily intended to result in the sale of the Portfolio shares.

Section 3. Distribution Expenses in Excess of Fee. All Eligible Expenses in excess of the fee rates provided for in this Plan may be carried forward and resubmitted in a subsequent fiscal year provided that (i) Eligible Expenses cannot be carried forward for more than three years following initial submission; and (ii) the non-interested Trustees determine at the time of initial submission that the Eligible Expenses are appropriate to be reimbursed. Eligible Expenses will be paid on a first-in, first-out basis.

Section 4. Written Reports. On a quarterly basis, the Distributor shall submit to the Trustees for their review, a written report complying with Rule 12b-1 under the 1940 Act describing the amount of the Eligible Expenses and the purposes of those Eligible Expenses with respect to a Portfolio of a Series incurred or paid by each Recipient since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by that Portfolio. In the event that amounts of Eligible Expenses are not specifically attributable to the distribution of shares of any particular Portfolio, the Distributor may allocate Eligible Expenses to each Portfolio deemed by the Trustees to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such Portfolio during the previous period to the aggregate daily net assets of all such Series for such period, subject to the Trust’s Multiple Class Plan; provided, however, that any such allocation may be subject to such adjustments as the Distributor shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Trustees.

Section 5. Termination. The Plan may be terminated as to a Portfolio at any time, without penalty, by a vote of a majority of the non-interested Trustees, or by vote of a majority of the outstanding voting securities of that Portfolio. Any agreement related to this Plan with respect to a Portfolio may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding shares of that Portfolio, on not more than sixty (60) days’ written notice to the Distributor. Such agreement shall terminate automatically in the event of its assignment. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward Eligible Expenses.

Section 6. Amendments. The Plan may not be amended to increase materially the amount that may be spent for distribution by a Portfolio without the approval of a majority of the outstanding voting securities of that Portfolio. All material amendments to the Plan and any

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related distribution agreement shall be approved by the Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment. The Trustees also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 7. Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of the Trust’s non-interested Trustees shall be committed to the discretion of such non-interested Trustees then in office.

Section 8. Effective Date of Plan. The Plan shall take effect as of the date hereof and, unless sooner terminated, shall continue in effect for as long as such continuance is specifically approved by the Trustees of the Trust and the non-interested Trustees at least annually, cast in person at a meeting called for the purpose of voting on such continuance.

Section 9. Preservation of Materials. The Trust will preserve copies of this Plan, and any related agreements and reports, for a period of not less than six years (the first two years in an easily accessible place) from the date of those documents, or for such other periods as may be required by applicable law.

Section 10. Meanings of Certain Terms. As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission. When voting on the approval, termination or amendment of this Plan, or with respect to an agreement related to this Plan, Life Company shareholders of the applicable Portfolio or Portfolios shall vote in accordance with instructions received from the relevant owners of Variable Contracts funded by the separate accounts of a Life Company.

Section 11. Applicable Laws. In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Section 12. Severability. The provisions of this Plan are severable as to each Portfolio, and any action to be taken with respect to this Plan shall be taken separately for each Portfolio affected by the matter.

Date last approved by the Board of Trustees: January 23, 2026

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SCHEDULE A

with respect to

VOYA INVESTORS TRUST

EIGHTH AMENDED AND RESTATED DISTRIBUTION PLAN

Portfolios	Share Class	Distribution Fee Rate
Voya Balanced Income Fund (formerly, Voya	A	0.10%
Balanced Income Portfolio)
Voya High Yield Portfolio	S2	0.15%
Voya Inflation Protected Bond Plus Fund (formerly,	A	0.10%
Voya Inflation Protected Bond Plus Portfolio)
(formerly, VY® BlackRock Inflation Protected Bond
Portfolio)
Voya Large Cap Growth Portfolio	S2	0.15%
Voya U.S. Stock Index Portfolio	S2	0.15%
VY® Columbia Real Estate Portfolio (formerly, VY®	S2	0.15%
CBRE Real Estate Portfolio0
VY® Invesco Growth and Income Portfolio	S2	0.15%
VY® JPMorgan Emerging Markets Equity Portfolio	S2	0.15%
VY® JPMorgan Small Cap Core Equity Portfolio	S2	0.15%
VY® Morgan Stanley Global Franchise Portfolio	S2	0.15%
VY® T. Rowe Price Capital Appreciation Portfolio	S2	0.15%

Last updated: July 24, 2026

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